Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

MOGU Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration fee

Equity	Class A Ordinary Shares, par value $0.00001 per share(1)	Rule 457(c) and (h)	75,548,322(2)	$0.01	$936,799(3)	$92.70 per $1,000,000	$86.84

Total Offering Amount					$936,799		$86.84

Total Fee Offsets							—

Net Fee Due							$86.84
(1)

These shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents 25 Class A ordinary shares. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-228527).

(2)	Represents Class A ordinary shares issuable upon exercise of options and pursuant to other awards granted under the Amended and Restated Global Share Plan (the “Plan”).
(3)

The corresponding proposed maximum offering price per share is estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$0.31 per ADS, the average of the high and low prices for the Registrant’s ADSs as quoted on The New York Stock Exchange on February 9, 2022, adjusted for ADS to ordinary shares ratio.